PRA Group Announces Strategic Partnership with Banco Bradesco

NORFOLK, Va., October 2, 2018 - PRA Group, Inc. (Nasdaq:PRAA), a global leader in acquiring and collecting nonperforming loans, together with RCB Investimentos (“RCB”) today announced a strategic partnership with Banco Bradesco S.A. (“Bradesco”), one of Brazil’s largest banks. In the agreement, Bradesco will purchase 65% of RCB’s country-leading, nonperforming loan servicing platform in Brazil, which is currently majority owned by PRA Group. The platform will continue to be operated by RCB’s founders together with Bradesco. Ownership of the existing nonperforming loan portfolios purchased by the current shareholders of RCB to date will not be part of the transaction.

Additionally, the companies will create two new investment vehicles that will be majority owned by PRA Group with the remaining portion owned by Bradesco and RCB’s founders. These vehicles will be the investment channels for purchasing nonperforming loans in Brazil. Both vehicles, along with PRA Group and RCB’s existing nonperforming loan portfolios, will utilize RCB’s servicing platform for collections.

“RCB has a unique platform that is both innovative and efficient. When the partnership began in 2015, it allowed PRA Group to expand into a new market that has generated significant returns,” said Kevin Stevenson, president and chief executive officer of PRA Group, Inc. “PRA Group will continue to invest utilizing existing funds in Brazil and we believe this partnership will generate even more value for our investors, employees, customers and partners.”

“Combining Bradesco’s local expertise with PRA Group’s data-driven underwriting and RCB’s operational excellence and technology will further accelerate growth, building an exceptional position for this partnership in Latin America’s largest economy,” said Eurico Ramos Fabri, Executive Vice-President of Bradesco.

The deal is expected to close upon approval by the Brazilian Banking Authority and Antitrust Authority.

About PRA Group
As a global leader in acquiring and collecting nonperforming loans, PRA Group returns capital to banks and other creditors to help expand financial services for consumers in the Americas and Europe. With over 5,700 employees worldwide, PRA Group companies collaborate with customers to help them resolve their debt. For more information, please visit www.pragroup.com.

About Bradesco
Bradesco is one of the largest banking and financial services companies in Brazil. Its Service Network is present, with an extensive and modern structure, throughout the national territory and in strategic localities abroad. With approximately 8,000 branches and Service Points (PAs), in addition to almost 39,000 correspondents who, with the Digital Channels (self-service network, telephone, internet and mobile phone), offer convenience and banking inclusion to the population as a whole.

Bradesco has 28 million current account holders, individuals and legal entities, served separately, for which a broad portfolio of products and services is available, such as current accounts and savings, loans, purchasing consortiums, credit card, receipt and payments, insurance, pension and capitalization, investment banking, leasing, asset management and brokerage services, as well as securities brokerage.

The Bank also operates an Insurance Group (Grupo Bradesco Seguros), market leader in Brazil and Latin America, which has strategic differentials such as a multiline operation and strong presence in all regions of the country.

Bradesco highlights:

•	Total Assets: US$338.2 billion (as of 06/30/2018)

•	Market cap: US$49.1 billion (as of 09/27/2018)

For more information, please visit www.bradesco.com.br

About Forward-Looking Statements
Statements made herein which are not historical in nature, including PRA Group’s or its management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

The forward-looking statements in this press release are based upon management's current beliefs, estimates, assumptions and expectations of PRA Group’s future operations and financial and economic performance, taking into account currently available information. These statements are not statements of historical fact or guarantees of future performance, and there can be no assurance that anticipated events will transpire or that our expectations will prove to be correct. Forward-looking statements involve risks and uncertainties, some of which are not currently known to PRA Group. Actual events or results may differ materially from those expressed or implied in any such forward-looking statements as a result of various factors, including risk factors and other risks that are described from time to time in PRA Group’s filings with the Securities and Exchange Commission including but not limited to PRA Group’s annual reports on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Form 8-K, which are available through PRA Group's website and contain a detailed discussion of PRA Group's business, including risks and uncertainties that may affect future results.

Due to such uncertainties and risks, you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of today. Information in this press release may be superseded by recent information or statements, which may be disclosed in later press releases, subsequent filings with the Securities and Exchange Commission or otherwise. Except as required by law, PRA Group assumes no obligation to publicly update or revise its forward-looking statements contained herein to reflect any change in PRA Group’s expectations with regard thereto or to reflect any change in events, conditions or circumstances on which any such forward-looking statements are based, in whole or in part.

Investor Contact:
Darby Schoenfeld, CPA
Vice President, Investor Relations
(757) 431-7913
ir@PRAGroup.com

News Media Contact:
Elizabeth Kersey
Vice President, Communications and Public Policy
(757) 431-3398
Elizabeth.Kersey@PRAGroup.com